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                                                                    EXHIBIT 10.4
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                             TAX PAYMENT AGREEMENT

        WHEREAS, NES Group, Inc. ("Shareholder") is the sole Shareholder of Paragon Corporate Holdings Inc. ("Paragon"), Paragon is the sole Shareholder of
A. B. Dick Company ("A. B. Dick") and Curtis Industries, Inc. ("Curtis"), A. B. Dick is the sole shareholder of ITEK Graphix Corp. ("ITEK"), and Curtis is the sole shareholder of Curtis Sub, Inc. ("Curtis Sub"); Paragon, A. B. Dick, Curtis, ITEK, and Curtis Sub are herein collectively called the "Subsidiaries" and each individually called "Subsidiary"), and

        WHEREAS, the Subsidiaries have elected to be treated as "S" Corporations for U.S. Federal Income Tax purposes, and

        WHEREAS, the taxable income of the Subsidiaries will be included in the income of Shareholder for Federal Income Tax purposes, and the tax thereon is payable by the shareholders of Shareholder, and similar consequences may result for state or local tax purposes a well;

        NOW, THEREFORE, in consideration of the mutual promises herein exchanged and for other good and valuable consideration, the receipt and sufficiency of which is mutually acknowledged, the parties agree that the Subsidiaries shall each make estimated tax payments to Shareholder as set forth herein based on their respective earnings:

        1. Within fifteen (15) days after the end of each month, each Subsidiary shall make distributions to Shareholder relating to the federal, state, local, and foreign income taxes relating to such Subsidiary's operations in an amount that is equal to the Stand-Alone Taxes for such month and the accrued and unreimbursed Reimbursements, as described in Paragraph 3 below, provided that:

                a) Subsidiary will be during the entire taxable period to which the distribution relates an S Corporation for Federal Income Tax purposes;

                b) If the distributions made with respect to a calendar year exceed the actual taxes for such calendar year (or as subsequently adjusted by taxpayer and the taxing authority), the excess will be returned to Subsidiary not later than 45 days after the taxpayer has received the refund;

                c) Distributions shall be made by each Subsidiary with respect to state or local income taxes in a manner similar to Federal Income Tax, but only if (i) there is state or local income tax rules providing for pass-through treatment that is similar to the treatment under the Subchapter S rules of the Internal Revenue Code of 1986, and (ii) the Subsidiary is qualified for such treatment for the entire taxable period.
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        2. Distributions that comply with the requirements of 1. above shall be made in one or more installments, including without limitation catch-up installments at or after the end of a month or tax year, installments after adjustments made by the Internal Revenue Service, and installments made for Reimbursements.

        3.      Definitions:

                a) "Reimbursements" means an amount equal to the sum of interest and penalties imposed on the Subsidiary's Shareholder as a result of an incorrect calculation by such Subsidiary of the amount distributed to such Shareholder by the Subsidiary, adjustments made by the IRS relating to the Subsidiary, and late tax distributions made by the Subsidiary to such Shareholder. Notwithstanding the foregoing, Reimbursements shall not include any amount described in the preceding sentence to the extent such amount is as a result of, or directly attributable to, an action or inaction taken by the Subsidiary's Shareholder.

                b) "Stand-Alone Tax" means an amount (which shall never be less than zero) computed as of the end of any month for the total U.S. federal, state, local, and foreign (but only to the extent that foreign taxes are imposed on the Subsidiary's income, but paid or payable by its Shareholder, or by the direct or indirect individual shareholder(s) of its Shareholder, to the foreign jurisdiction imposing such taxes on behalf of the Subsidiary) income taxes (a) for which direct or indirect individual shareholders of Subsidiary's Shareholder would be liable if such Shareholder's income was only from the items of income, gain, loss, deduction, or credit reportable by the Subsidiary for such tax purposes for the period beginning on the first day of such month and ending on the last day of such month, determined on an annualized basis, or (b) one twelfth (1/12) of the tax liability expected to be reported for the year, whichever is greater. The tax rates applied to such income are to be based on the maximum individual U.S. federal, state, local, and foreign income tax rates imposed by Section 1 of the Internal Revenue Code of 1986, as amended and as it may be amended, and by the equivalent provisions of the state, local, and foreign (but only to the extent that foreign taxes are imposed on the Subsidiary's income, but paid or payable by its Shareholder to the foreign jurisdiction imposing such taxes on behalf of the Subsidiary) income taxes (based on the assumption that all tax payments are subject to state or municipality). All of the preceding shall be computed without regard to phase-in and phase-out rules for minimum tax and alternative minimum tax, interest, and penalties, but shall include any surtax, and shall reflect the benefits of the deductibility of state and local income taxes and allowable tax credits in effect for each of the respective taxable periods. These tax payments will not recognize any future carry forward or carry back tax benefits to Paragon, A. B. Dick, Curtis, ITEK, and Curtis Sub.


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                c) For the purposes of this Agreement the term "subsidiary"
        shall mean all present and future direct and indirect subsidiaries of Paragon Corporate Holdings Inc.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed effective as of the 1st day of April, 1998.

PARAGON CORPORATE HOLDINGS INC.                   A. B. DICK COMPANY

By: /s/ Gerald J. McConnell                       By: /s/ Gerald J. McConnell
  --------------------------------                   --------------------------
Its: President & CEO                              Its: President & CEO
  --------------------------------                   -------------------------

CURTIS INDUSTRIES, INC.                           NES GROUP, INC.

By:  /s/ A. Keith Drewett                         By: /s/ Robert J. Tomsich
  --------------------------------                   --------------------------
Its: Senior Vice President                        Its: President
  --------------------------------                    -------------------------

CURTIS SUB, INC.                                  ITEK GRAPHIX CORP.

By: /s/ A. Keith Drewett                          By: /s/ Gerald J. McConnell
  --------------------------------                   --------------------------
Its: Senior Vice President                        Its: President
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